Exhibit 16.1



                                [BDO LETTERHEAD]




September 12, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 7, 2006, to be filed by our former client, Natural Health Trends Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,


/s/ BDO SEIDMAN, LLP